Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:	Michael Smith
Senior Vice President and CFO
Cobra Electronics Corporation
773-804-6281
msmith@cobra.com

Media Contact:	Elizabeth Dolezal
Financial Relations Board
312-640-6771
edolezal@mww.com

COBRA ELECTRONICS REPORTS SECOND QUARTER RESULTS

Global Recession Continues to Impact Sales and Earnings

CHICAGO, IL – JULY 31, 2009 – Cobra Electronics Corporation (NASDAQ: COBR), a leading global designer and marketer of mobile communications and navigation products, today reported a pretax loss of $1.1 million for the second quarter of 2009, as compared to pretax income of $2.3 million in the second quarter of 2008, as sales declined to $26.0 million from $34.3 million in the prior year. This sales decline was global, with Cobra segment sales down by 19.2 percent and Performance Products Limited (“PPL”) segment sales down by 51.6 percent, including the adverse impact of exchange rate variances. Also in the second quarter, Cobra recorded a tax valuation allowance of $9.6 million due to losses incurred over the past three years, in accordance with Financial Accounting Standard No. 109. As a result, Cobra reported a net loss, including the deferred tax valuation allowance, of $9.9 million, or $1.53 per share for the second quarter of 2009, as compared to net income of $1.7 million, or $0.26 per fully diluted share in the second quarter of 2008. On a year-to-date basis, Cobra reported a net loss of $11.5 million, or $1.78 per share, as compared to net income of $1.8 million, or $0.28 per fully diluted share, in the prior year.

“We are disappointed by sales results and earnings of the second quarter, which reflect the continued global recession,” said Jim Bazet, Cobra’s Chairman and Chief Executive Officer. “However, we are not simply accepting the adverse effects of the economic downturn; we have taken, and will continue to take, aggressive actions to mitigate its impact by cutting expenses, tightly managing working capital and capitalizing on the opportunities created by the economic climate. Cost containment steps have included reducing our global workforce since the beginning of the year by nearly 12 percent and reducing discretionary selling, general and administrative expenditures at an annualized rate of $1.8 million. Moreover, our efforts are not simply focused on expense management. We are exploiting new sales opportunities, including introducing new products that will benefit Cobra both in the short-term and the long-term. In September, Cobra will launch in the U.S. a mobile navigation device designed for the professional driver on a platform that has been extremely successful for PPL. We have also

Cobra Second Quarter Results – 2

recently introduced LED work lights and internet radios, and will introduce in September a line of portable automotive jump starters. Each of these product lines has been developed with partners, permitting Cobra to limit our start-up expenses and downside risk, while benefitting from successful launches.”

The year-over-year decline in second quarter net sales of $8.3 million was attributable to a lack of store traffic for both the Cobra and PPL segments. Sales of the Cobra segment declined by $5.6 million, as radar detection and Citizens Band radio sales were particularly hurt by a cutback in consumer spending, with declines of 37.4 percent and 28.5 percent, respectively. The decline in radar detection sales is attributable, in part, to a change in merchandising strategy at one of Cobra’s accounts that led to a reduction in store count, as well as the bankruptcy of Circuit City, which accounted for nearly 6.0 percent of radar detection sales in the second quarter of last year. It is evident, as well, that consumer purchases of radar detectors are skewing towards lower price point models, resulting in a decline in sales and margins in this category. Citizens Band radio sales also have been adversely impacted by consumers foregoing higher priced products, such as our exclusive Bluetooth®-equipped 29 LTD BT. Offsetting these declines, in part, was a 12.0 percent increase in two-way radio sales as Cobra established its position as the exclusive supplier of two-way radios to Wal-Mart.

PPL segment sales declined by $2.8 million, or 51.6 percent, as compared to the second quarter of last year, with exchange rate losses contributing approximately 13 points of this decline. The most significant factor contributing to this shortfall was the sale in 2008 of PPL’s speed-camera database to a smartphone distributor, which was not repeated in the current period. Additionally, sales of satellite navigation products declined due to declines in consumer spending as the recession had a greater impact in Europe than in the United States.

Cobra reported a decline in gross margins as compared to the second quarter of 2008, primarily due to product mix for both the Cobra and PPL segments, as well as the effect of overhead and amortization charges on a lower level of sales. On a consolidated basis, Cobra’s gross margin decreased to 24.0 percent from 33.3 percent in the prior year. This reflected a decline in gross margins for the Cobra reporting segment to 22.7 percent from 28.4 percent, primarily due to the decline in Citizens Band radio sales as a proportion of overall sales, as well as the mix of sales within the Citizens Band radio and radar detection product lines, as consumers purchased lower price point products. The PPL segment gross margin declined to 35.5 percent from 60.0 percent in the prior year primarily due to not repeating the high margin smartphone sale in the current year.

Selling, general and administrative expenses declined to $7.8 million in the second quarter from $8.8 million in the prior year. This decline reflects lower sales and associated variable selling expenses, as well as a concerted effort by management to curtail expenses, including headcount reductions and lower professional fees. “Earlier this year, Cobra eliminated 16 positions and eliminated budgeted expenses of more than $1.2 million,” said Mr. Bazet. “As we saw the continued softness in the economy and the effect on Cobra’s results, we recently eliminated six additional positions and more than $600,000 in annualized expenses. We have communicated throughout the company that operating expenses must be watched closely and each expense scrutinized before making commitments.”

Cobra Second Quarter Results – 3

Cobra recorded a valuation allowance of $9.6 million against net deferred tax assets in the second quarter due to cumulative losses over the past three years, in accordance with the requirements of SFAS 109. Mr. Bazet commented, “Generally accepted accounting principles in the United States required Cobra to record this valuation allowance, which was a non-cash expense. This provision does not reflect management’s view of the prospects for the Company and it is anticipated that Cobra will return to profitability in 2010. At that time, the valuation allowance will be evaluated for reversal.”

On a year-to-date basis, consolidated net sales for the six-month period have declined to $45.1 million from $63.2 million, or 28.7 percent, reflecting the overall weakness in the global economy. The decline for the Cobra segment was $12.9 million, or 24.1 percent, while the decline for the PPL segment was $5.2 million, or 54.1 percent. The decline in Cobra segment sales was attributable primarily to declines in radar detection and Citizens Band radios domestically, as well as significant weakness in foreign sales. The bankruptcy and subsequent liquidation of Circuit City had a significant effect on sales of radar detection, resulting in a loss of more than $1.0 million of sales in comparison to the prior year. Net sales for the PPL segment on a year-to-date basis primarily reflect a decline in satellite navigation sales due to the effect of the recession on consumer spending and the sale last year of the speed camera database for smartphone use.

Cobra’s consolidated gross margin, on a year-to-date basis, declined to 25.1 percent from 32.2 percent in the prior year. The decline is attributable primarily to product mix within each segment. The Cobra segment experienced lower sales of higher margin products as the consumer curtailed purchases of higher margin products. As noted previously, the gross margin for the PPL segment in the first half of 2008 was higher due to the sale of the database for smartphone use; that sale has not been repeated to this point in 2009. Additionally, within each segment, fixed components of the cost of sales, including the amortization of certain costs associated with the acquisition of PPL, were expensed across a lower level of sales.

Substantial efforts have been made to contain selling, general and administrative expenses in 2009, which is evident from the year-to-date results. SG&A expenses have declined to $14.8 million for the first half of 2009 from $17.1 for the same period in 2008. Variable selling expense reductions accounted for approximately 39 percent of this decline; the balance was in fixed operating expenses as well as due to exchange rate variances.

As a result of the decline in sales and margins, offset in part by the decline in operating expenses, Cobra has incurred a net loss for the first half of 2009 of $11.5 million, or $1.78 per share, as compared to net income of $1.8 million, or $0.28 per fully diluted share, in the prior year. As noted previously, the loss for the current year includes a tax valuation allowance of $9.6 million.

The impact of the global economic downturn on the Company’s financial performance for the second quarter of 2009 has resulted in the Company’s failure to satisfy the financial covenants relating to the period set forth in its loan agreement. The Company has been in discussions with its lenders and has reached an agreement in principle on the terms of an amendment to the loan agreement pursuant to which the Company’s lenders would waive any defaults resulting from the existing covenant violations. The amendment, which is expected to be executed within the next two weeks, is expected to provide the Company with sufficient availability for the Company’s anticipated needs and will contain financial covenants that are in line with the expectations for

Cobra Second Quarter Results – 4

the Company’s business through the October 2011 term of the loan agreement. In the meantime, the company continues to have full access to the credit facility and is operating in normal course. Cobra had interest-bearing debt of $18.2 million as of June 30, 2009 and cash of $1.9 million, for “net debt” of $16.3 million, as compared to “net debt” of $9.4 million the prior year. Due to the agreement in principle with the lenders on the terms of an amendment, a portion of the debt continues to be classified as long-term, although this classification is subject to revision based on the final terms and conditions upon which the Company and its lenders agree. Availability against our credit facility was $6.4 million and it is anticipated that the advance formulas to be included in the amendment would not have materially changed this availability. Inventory at the end of the second quarter declined to $29.5 million from $30.2 million the prior year and accounts receivable at the end of the quarter were $16.1 million, a decline from $19.4 million one year earlier.

In discussing the outlook for the balance of 2009, Mr. Bazet said, “The prospects for the global economy, particularly in Europe, remain uncertain. However, the Consumer Electronics Association has forecasted an increase in consumer spending for electronics and the promotional plans of many of our customers support this view. As a result, we are forecasting a return to profitability for the second half of 2009 as new products are introduced and we take advantage of new and enhanced marketing channels. Moreover, as noted previously, we have taken steps to weather the downturn and continue to identify opportunities to reduce expenses in light of reduced consumer spending.”

Cobra will be conducting a conference call on July 31, 2009 at 11:00 a.m. EDT to discuss second quarter results as well as its current strategies and outlook. The call can also be accessed live or through replay via the Internet at http://www.cobra.com.

About Cobra Electronics

Cobra Electronics is a leading global designer and marketer of communication and navigation products, with a track record of delivering innovative and award-winning products. Building upon its leadership position in the GMRS/FRS two-way radio, radar detector and Citizens Band radio industries, Cobra identified new growth opportunities and has aggressively expanded into the marine market and has expanded its European operations. The Consumer Electronics Association, Forbes and Deloitte & Touche have all recently recognized Cobra for the company’s innovation and industry leadership. To learn more about Cobra Electronics, please visit the Cobra site at www.cobra.com.

Safe Harbor

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to risks and uncertainties. Actual results may differ materially from these expectations due to factors such as the acceptance of Cobra’s new and existing products by customers, the continued success of Cobra’s cost containment efforts and the continuation of key distribution channel relationships. Please refer to Cobra’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, for a more detailed discussion of factors that may affect Cobra’s performance.

Cobra Second Quarter Results – 5

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts, unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30, 2009	June 30, 2008	June 30, 2009	June 30, 2008
Net sales	$25,971	$34,318	$45,056	$63,176
Cost of sales	19,739	22,878	33,762	42,820

Gross profit	6,232	11,440	11,294	20,356
Selling, general and administrative expense	7,783	8,784	14,839	17,091

(Loss) earnings from operations	(1,551)	2,656	(3,545)	3,265
Other income (expense):
Interest expense	(190)	(241)	(340)	(544)
Other, net	680	(114)	423	(306)

(Loss) earnings before taxes	(1,061)	2,301	(3,462)	2,415
Tax provision	8,840	584	8,054	610

Net (loss) earnings	(9,901)	1,717	(11,516)	1,805
Less: net earnings attributable to non-controlling interest	1	7	2	14

Net (loss) earnings attributable to Cobra	$(9,902)	$1,710	$(11,518)	$1,791

Net (loss) earnings per common share attributable to Cobra shareholders:
Basic	$(1.53)	$0.26	$(1.78)	$0.28
Diluted	$(1.53)	$0.26	$(1.78)	$0.28

Weighted average shares outstanding:
Basic	6,471	6,471	6,471	6,471
Diluted	6,471	6,471	6,471	6,471

Dividends declared per common share	$—	$—	$—	$0.16

Cobra Second Quarter Results – 6

Condensed Consolidated Balance Sheets

(in thousands, unaudited)

	June 30, 2009	December 31, 2008	June 30, 2008
ASSETS:
Current assets:
Cash	$1,900	$1,985	$7,679
Accounts receivable, net	16,070	18,017	19,405
Inventories, net	29,526	27,464	30,188
Other current assets	3,776	9,332	13,458

Total current assets	51,272	56,798	70,730

Property, plant and equipment, net	5,543	5,776	5,860

Total other assets	15,336	16,424	30,505

Total assets	$72,151	$78,998	$107,095

LIABILITIES AND SHAREHOLDERS’ EQUITY:

Current liabilities:
Accounts payable	$6,888	$2,923	$4,421
Accrued liabilities	5,161	6,274	8,705
Short-term debt	1,630	1,370	1,240

Total current liabilities	13,679	10,567	14,366

Non-current liabilities:
Long-term debt	16,534	16,301	15,822
Deferred taxes	2,150	1,983	3,322
Deferred compensation	6,698	6,516	6,592
Other long-term liabilities	1,015	1,077	601

Total non-current liabilities	26,397	25,877	26,337

Equity:
Shareholders’ equity - Cobra	32,046	42,530	66,355
Non-controlling interest	29	24	37

Total equity	32,075	42,554	66,392

Total liabilities and shareholders’ equity	$72,151	$78,998	$107,095